UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 21, 2018
Date of Report (Date of Earliest Event Reported)

Sun BioPharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55242	87-0543922
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota	55387
(Address of Principal Executive Offices)	(Zip Code)

(952) 479-1196
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.)

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2018, Sun BioPharma, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”) and completed an initial closing on the same date. Pursuant to the closing, the Company issued to Investors approximately $875,000 original principal amount of unsecured convertible promissory notes (the “Notes”) and warrants to purchase up to 500,004 shares of common stock (the “Warrants”). The Company expects to use the net proceeds from the issuance of the Notes and Warrants for working capital and general corporate purposes.

Amounts borrowed under the Notes are scheduled to mature on June 30, 2019 and will bear an interest rate of 10.0% per annum. All amounts due under the Notes will automatically convert into shares of common stock of the Company based on an initial conversion price of $3.50 per share upon maturity or, if earlier, on the date the Company receives gross proceeds of at least $6 million from the sale of equity securities (excluding proceeds received in connection with the Purchase Agreement). Upon the occurrence of certain events of default, the Notes require the Company to repay the unpaid principal amount of the Notes and any unpaid accrued interest. The Warrants are exercisable for a period of five years from the date of issuance at an exercise price of $4.50. The conversion price of the Notes and the exercise price of the Warrants are each subject to adjustments prior to conversion or exercise (i) upon customary events affecting all outstanding shares of Common Stock and (ii) upon with the issuance by the Company of convertible or derivative equity-based instruments with a lower conversion or exercise price, on or before June 30, 2019.

Pursuant to the Purchase Agreement, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission upon request by the holders of at least 75% of the then outstanding Registrable Securities prior to the earlier of (a) the date on which all Registrable Securities (as defined in the Purchase Agreement) may be sold without registration and without restriction or in accordance with Rule 144 in a single transaction and (b) December 21, 2021. The Company has also agreed, among other things, to indemnify the Investors for certain liabilities resulting from any such registration and to pay all fees and expenses incident to the Company’s obligations under the Purchase Agreement.

The foregoing descriptions of the Purchase Agreement, Notes, and Warrants are qualified by reference to the full text of the Purchase Agreement, the Form of Note, and the Form of Warrant, which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, and incorporated by reference.

Item 9.01	Financial Statement and Exhibits.

(d)         Exhibits

Exhibit No.	Description	Method of Filing
10.1	Form of Securities Purchase Agreement, by and among the Company and Investors	Filed Electronically

10.2	Form of Convertible Promissory Note	Filed Electronically

10.3	Form of Common Stock Warrant	Filed Electronically

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BIOPHARMA, INC.

Date: December 28, 2018	By:	/s/ Susan Horvath
Susan Horvath
Chief Financial Officer